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EXHIBIT 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc. and our interests in IAC/InterActiveCorp, Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc, and Liberty Sports Group, our approximate 54% ownership interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the three months ended March 31, 2009 and 2008. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended March 31, 2009 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2008.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	March 31, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$3,116	3,282
Cost investments	$679	739
Equity investments	$782	901
Total assets	$16,936	17,487
Long-term debt, including current portion	$7,196	7,131
Long-term deferred income tax liabilities	$1,889	1,999
Attributed net assets	$6,176	6,303

	Three months ended March 31,
	2009	2008
	amounts in millions
Summary operations data:
Revenue	$1,831	1,950
Cost of sales	(1,183)	(1,238)
Operating expenses	(172)	(180)
Selling, general and administrative expenses(1)	(145)	(136)
Depreciation and amortization	(147)	(139)

Operating income	184	257
Interest expense	(96)	(121)
Other expense, net	(177)	(18)
Income tax benefit	41	14

Net earnings (loss)	(48)	132
Less net earnings attributable to the noncontrolling interests	9	7

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$(57)	125

(1)
Includes stock-based compensation of $10 million and $5 million for the three months ended March 31, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	March 31, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$1,671	1,631
Equity investments	$13,214	13,366
Total assets	$16,285	16,322
Long-term debt, including current portion	$2,049	2,033
Long-term deferred income tax liabilities	$1,675	1,735
Attributed net assets	$12,193	12,180

	Three months ended March 31,
	2009	2008
	amounts in millions
Summary operations data:
Revenue	$369	310
Operating expenses	(191)	(187)
Selling, general and administrative expenses(1)	(63)	(49)
Depreciation and amortization	(11)	(12)

Operating income	104	62
Gains on dispositions, net	—	3,667
Share of earnings of affiliates, net	37	43
Other expense, net	(25)	(9)
Income tax benefit (expense)	(35)	1,740

Net earnings	$81	5,503

(1)
Includes stock-based compensation of $17 million and $7 million for the three months ended March 31, 2009 and 2008, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	March 31, 2009	December 31, 2008
	amounts in millions
Summary balance sheet data:
Current assets	$4,636	2,973
Cost investments	$2,134	2,118
Total assets	$9,935	8,361
Long-term debt, including current portion	$4,844	3,063
Long-term deferred income tax liabilities	$974	1,166
Attributed net assets	$958	1,121

	Three months ended March 31,
	2009	2008
	amounts in millions
Summary operations data:
Revenue	$125	91
Operating expenses	(93)	(74)
Selling, general and administrative expenses(1)	(65)	(80)
Depreciation and amortization	(20)	(26)

Operating loss	(53)	(89)
Interest expense	(40)	(38)
Realized and unrealized losses on financial instruments, net	(199)	(243)
Other income, net	18	52
Income tax benefit	114	152

Net loss	(160)	(166)
Less net earnings attributable to the noncontrolling interests	—	5

Net loss attributable to Liberty Media Corporation shareholders	$(160)	(171)

(1)
Includes stock-based compensation of $1 million and $4 million for the three months ended March 31, 2009 and 2008, respectively.

BALANCE SHEET INFORMATION
March 31, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$939	874	2,845	—	4,658
Trade and other receivables, net	962	238	129	—	1,329
Inventory, net	967	—	—	—	967
Program rights	—	476	—	—	476
Financial instruments	1	23	1,557	—	1,581
Current deferred tax assets	183	53	—	(236)	—
Other current assets	64	7	105	(13)	163

Total current assets	3,116	1,671	4,636	(249)	9,174

Investments in available-for-sale securities and other cost investments (note 2)	679	2	2,134	—	2,815
Long-term financial instruments	—	183	641	—	824
Investments in affiliates, accounted for using the equity method (note 3)	782	13,214	603	—	14,599
Property and equipment, net	1,010	119	144	—	1,273
Goodwill	5,828	485	205	—	6,518
Trademarks	2,491	5	14	—	2,510
Intangible assets subject to amortization, net	2,997	138	218	—	3,353
Other assets, at cost, net of accumulated amortization	33	468	1,340	—	1,841

Total assets	$16,936	16,285	9,935	(249)	42,907

Liabilities and Equity
Current liabilities:
Accounts payable	$402	12	19	—	433
Accrued interest	44	—	24	—	68
Other accrued liabilities	508	113	107	—	728
Intergroup payable (receivable)	21	33	(54)	—	—
Financial instruments	164	—	387	—	551
Current portion of debt (note 4)	166	612	1,677	—	2,455
Accrued stock compensation	20	187	5	—	212
Current deferred tax liabilities	—	—	1,124	(236)	888
Other current liabilities	21	7	99	(13)	114

Total current liabilities	1,346	964	3,388	(249)	5,449

Long-term debt (note 4)	7,030	1,437	3,167	—	11,634
Long-term financial instruments	177	—	10	—	187
Deferred income tax liabilities (note 6)	1,889	1,675	974	—	4,538
Other liabilities	187	16	1,437	—	1,640

Total liabilities	10,629	4,092	8,976	(249)	23,448
Equity/Attributed net assets	6,176	12,193	958	—	19,327
Noncontrolling interests in equity of subsidiaries	131	—	1	—	132

Total liabilities and equity	$16,936	16,285	9,935	(249)	42,907

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,831	—	—	1,831
Communications and programming services	—	369	125	494

	1,831	369	125	2,325

Operating costs and expenses:
Cost of sales	1,183	—	—	1,183
Operating	172	191	93	456
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	145	63	65	273
Depreciation and amortization	147	11	20	178

	1,647	265	178	2,090

Operating income (loss)	184	104	(53)	235
Other income (expense):
Interest expense	(96)	(18)	(40)	(154)
Dividend and interest income	4	1	26	31
Share of earnings (losses) of affiliates, net	(95)	37	(8)	(66)
Realized and unrealized gains (losses) on financial instruments, net	(72)	27	(199)	(244)
Losses on dispositions, net	(2)	—	—	(2)
Other, net	(12)	(35)	—	(47)

	(273)	12	(221)	(482)

Earnings (loss) before income taxes	(89)	116	(274)	(247)
Income tax benefit (expense) (note 6)	41	(35)	114	120

Net earnings (loss)	(48)	81	(160)	(127)
Less net earnings attributable to the noncontrolling interests	9	—	—	9

Net earnings (loss) attributable to Liberty Media Corporation shareholders	(57)	81	(160)	(136)

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(87)	—	—	(87)
Unrealized holding gains (losses) arising during the period	(4)	(1)	3	(2)
Recognition of previously unrealized losses on available-for-sale securities, net	1	—	—	1
Share of other comprehensive losses of equity affiliates	(15)	—	—	(15)
Other	17	—	—	17

Other comprehensive earnings (loss)	(88)	(1)	3	(86)

Comprehensive earnings (loss)	(136)	80	(157)	(213)
Less comprehensive loss attributable to the noncontrolling interests	(4)	—	—	(4)

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$(132)	80	(157)	(209)

STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,950	—	—	1,950
Communications and programming services	—	310	91	401

	1,950	310	91	2,351

Operating costs and expenses:
Cost of sales	1,238	—	—	1,238
Operating	180	187	74	441
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	136	49	80	265
Depreciation and amortization	139	12	26	177

	1,693	248	180	2,121

Operating income (loss)	257	62	(89)	230
Other income (expense):
Interest expense	(121)	(7)	(38)	(166)
Dividend and interest income	6	3	50	59
Share of earnings (losses) of affiliates, net	12	43	(10)	45
Realized and unrealized losses on financial instruments, net	(37)	(5)	(243)	(285)
Gains on dispositions, net	—	3,667	15	3,682
Other, net	1	—	(3)	(2)

	(139)	3,701	(229)	3,333

Earnings (loss) before income taxes	118	3,763	(318)	3,563
Income tax benefit (note 6)	14	1,740	152	1,906

Net earnings (loss)	132	5,503	(166)	5,469
Less net earnings attributable to the noncontrolling interests	7	—	5	12

Net earnings (loss) attributable to Liberty Media Corporation shareholders	$125	5,503	(171)	5,457

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	97	—	(3)	94
Unrealized holding losses arising during the period	(332)	(312)	—	(644)
Recognition of previously unrealized gains on available-for-sale securities, net	—	(2,273)	—	(2,273)
Share of other comprehensive earnings (loss) of equity affiliates	1	(2)	—	(1)
Other	(48)	—	—	(48)

Other comprehensive loss	(282)	(2,587)	(3)	(2,872)

Comprehensive earnings (loss)	(150)	2,916	(169)	2,597
Less comprehensive earnings attributable to the noncontrolling interests	19	—	5	24

Comprehensive earnings (loss) attributable to Liberty Media Corporation shareholders	$(169)	2,916	(174)	2,573

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2009
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(48)	81	(160)	(127)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	147	11	20	178
Stock-based compensation	10	17	1	28
Noncash interest expense	18	17	—	35
Share of losses (earnings) of affiliates, net	95	(37)	8	66
Cash receipts for return on equity investments	—	28	—	28
Realized and unrealized losses (gains) on financial instruments, net	72	(27)	199	244
Losses on disposition of assets, net	2	—	—	2
Intergroup tax allocation	37	43	(80)	—
Intergroup tax payments	(71)	(16)	87	—
Other intergroup cash transfers, net	(1)	(5)	6	—
Deferred income tax benefit	(102)	(17)	(82)	(201)
Other noncash charges, net	12	35	19	66
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	250	(36)	12	226
Payables and other current liabilities	(314)	(38)	52	(300)

Net cash provided by operating activities	107	56	82	245

Cash flows from investing activities:
Cash proceeds from dispositions	70	—	1	71
Proceeds from settlement of financial instruments	—	21	40	61
Investments in and loans to cost and equity investees	(8)	—	(410)	(418)
Capital expenditures	(30)	(4)	(5)	(39)
Net sales of short term investments	—	—	35	35
Net decrease in restricted cash	5	—	7	12
Other investing activities, net	2	3	(2)	3

Net cash provided (used) by investing activities	39	20	(334)	(275)

Cash flows from financing activities:
Borrowings of debt	16	—	1,954	1,970
Repayments of debt	(8)	(1)	(346)	(355)
Repurchases of Liberty common stock	—	—	(3)	(3)
Other financing activities, net	(18)	—	(4)	(22)

Net cash provided (used) by financing activities	(10)	(1)	1,601	1,590

Effect of foreign currency rates on cash	(29)	(8)	—	(37)

Net increase in cash and cash equivalents	107	67	1,349	1,523
Cash and cash equivalents at beginning of period	832	807	1,496	3,135

Cash and cash equivalents at end period	$939	874	2,845	4,658

STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$132	5,503	(166)	5,469
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	139	12	26	177
Stock-based compensation	5	7	4	16
Cash payments for stock-based compensation	(1)	(10)	(1)	(12)
Share of losses (earnings) of affiliates, net	(12)	(43)	10	(45)
Realized and unrealized losses on financial instruments, net	37	5	243	285
Gains on disposition of assets, net	—	(3,667)	(15)	(3,682)
Intergroup tax allocation	41	21	(62)	—
Intergroup tax payments	(22)	(8)	30	—
Other intergroup cash transfers, net	(69)	(31)	100	—
Deferred income tax benefit	(68)	(1,763)	(272)	(2,103)
Other noncash charges, net	2	—	17	19
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	151	(18)	(59)	74
Payables and other current liabilities	(247)	(12)	85	(174)

Net cash provided (used) by operating activities	88	(4)	(60)	24

Cash flows from investing activities:
Cash proceeds from dispositions	—	—	15	15
Net proceeds from settlement of financial instruments	—	—	12	12
Cash received in exchange transactions	—	465	—	465
Investments in and loans to cost and equity investees	(339)	—	(48)	(387)
Capital expenditures	(35)	(1)	(18)	(54)
Net sales of short term investments	—	—	67	67
Net decrease in restricted cash	—	—	140	140
Other investing activities, net	5	(11)	(13)	(19)

Net cash provided (used) by investing activities	(369)	453	155	239

Cash flows from financing activities:
Borrowings of debt	468	—	634	1,102
Repayments of debt	(3)	(1)	(494)	(498)
Repurchases of Liberty common stock	(75)	—	—	(75)
Intergroup cash transfers	—	450	(450)	—
Other financing activities, net	(40)	(7)	(14)	(61)

Net cash provided (used) by financing activities	350	442	(324)	468

Effect of foreign currency rates on cash	20	—	—	20

Net increase (decrease) in cash and cash equivalents	89	891	(229)	751
Cash and cash equivalents at beginning of period	557	90	2,488	3,135

Cash and cash equivalents at end period	$646	$981	2,259	3,886

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc., and our interests in IAC/InterActiveCorp, GSI Commerce, Inc., Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia, GSI, HSN, Interval, Ticketmaster and Lending Tree, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and BuySeasons. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Entertainment Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc and Liberty Sports Group, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $760 million of corporate cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed an equity collar on 98.75 million shares of DIRECTV common stock and $1,999 million of borrowings against the put value of such collar to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	March 31, 2009	December 31, 2008
	amounts in millions
Capital Group
Time Warner Inc. ("Time Warner")(a)	$661	1,033
Time Warner Cable Inc.(a)	213	—
Sprint Nextel Corporation(a)	312	160
Motorola, Inc.(a)	313	328
Viacom, Inc.	132	145
Embarq Corporation(a)	165	157
Other available-for-sale equity securities(a)	42	40
Other available-for-sale debt securities	265	224
Other cost investments and related receivables	31	31

Total attributed Capital Group	2,134	2,118

Interactive Group
IAC/InterActiveCorp	549	638
Other	130	101

Total attributed Interactive Group	679	739

Entertainment Group
Other	2	2

Total attributed Entertainment Group	2	2

Consolidated Liberty	$2,815	2,859

  (a)
  Includes shares pledged as collateral for share borrowing arrangements.

(3)
The following table presents information regarding certain equity method investments:

					Share of earnings (loss) three months ended March 31,
	March 31, 2009
	Percentage ownership	Carrying value	Market value
					2009	2008
	dollar amounts in millions
Interactive Group
Expedia	24%	$557		$629	$9	$12
Entertainment Group
DIRECTV	54%	$12,970		$12,505	$32	$36
Capital Group
Sirius	40%	$387	$	N/A	$—	$—

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	March 31, 2009
	Outstanding principal	Carrying value
	amounts in millions
Capital Group
3.125% Exchangeable Senior Debentures due 2023	$1,264	998
4% Exchangeable Senior Debentures due 2029	869	291
3.75% Exchangeable Senior Debentures due 2030	810	254
3.5% Exchangeable Senior Debentures due 2031	495	180
Liberty bank facility	750	750
Liberty derivative loan	2,263	2,263
Subsidiary debt	108	108

Total Capital Group debt	6,559	4,844

Interactive Group
7.875% Senior Notes due 2009	104	104
7.75% Senior Notes due 2009	13	13
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	287	284
8.25% Senior Debentures due 2030	505	501
3.25% Exchangeable Senior Debentures due 2031	541	198
QVC bank credit facilities	5,225	5,225
Other subsidiary debt	70	70

Total Interactive Group debt	7,548	7,196

Entertainment Group
DIRECTV Collar Loan	1,999	1,999
Subsidiary debt	50	50

Total Entertainment Group debt	2,049	2,049

Total debt	$16,156	14,089

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Three months ended March 31,
	2009	2008
	amounts in millions
Interactive Group	$6	6
Entertainment Group	$16	1

Notes to Attributed Financial Information (Continued)

(unaudited)

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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  EXHIBIT 99.1
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
Notes to Attributed Financial Information (unaudited)